                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 2, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of Vanguard Tax-Managed Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "Service
Providers -- Independent Accountants" in the Statement of Additional
Information.



PricewaterhouseCoopers LLP



Philadelphia, PA


June 23, 1999